The following is a summary of the terms of the notes offered by the preliminary pricing supplement hyperlinked below. Overview The notes provide exposure to the J.P. Morgan Multi - Asset Index (the “Index”), which seeks to provide a dynamic and diversified asset allocation based on a momentum investment strategy, while attempting to maintain a stable level of volatility over time. The Index trac ks the return of (a) a dynamic notional portfolio consisting of up to 10 excess return futures - based indices (each a “Constituent,” and collectively th e “Constituents”), converted into U.S. dollars (in the case of Constituents not denominated in U.S. dollars), less (b) a 1.00% per annum daily deduction, with an initial volatility threshold of 4.0%. The Constituents represent a broad range of asset classes (equities, fixed income and commodit ies ) and developed markets (the United States, Germany and Japan). Summary of Terms Issuer: JPMorgan Chase Financial Company LLC Guarantor: JPMorgan Chase & Co. Minimum Denomination: $1,000 Index: J.P. Morgan Multi - Asset Index Index Ticker: MAX Participation Rate: 100% Pricing Date: September 25, 2025 Final Review Date: September 25, 2030 Maturity Date: September 30, 2030 Review Dates: Annual CUSIP: 48136G5T3 Preliminary Pricing http://sp.jpmorgan.com/document/cusip/48136G5T3/doctype/Product_Termsheet/document.pdf Supplement: Estimated Value: The estimated value of the notes, when the terms of the notes are set, will not be less than $900.00 per $1 ,000 principal amount note. For information about the estimated value of the notes, which likely will be lower than t he price you paid for the notes, please see the hyperlink above. Automatic Call If the closing level of the Index on any Review Date (other than the final Review Date) is greater than or equal to the Call Val ue for that Review Date, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Call Premium Amount applicable to that Review Date, payable on the applicable Call Settlement Date. No further payments will be made on th e n otes. Payment at Maturity If the notes have not been automatically called and the Final Value is greater than the Initial Value, at maturity, you will rec eive a cash payment that provides you with a return per $1,000 principal amount note equal to the Index Return multiplied by the Participation Rate. If the notes have not been automatically called and if held to maturity, you will receive a full repayment of principal on the notes, even if the level of the Index declines, subject to the credit risks of JPMorgan Chase Financial LLC and JPMorgan Chase & Co . Any payment on the notes is subject to the credit risk of JPMorgan Chase Financial Company LLC, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes. Investing in the notes linked to the Index involves a number of risks. See "Selected Risks" on page 2 of this document, "Risk Fa ctors" in the prospectus supplement and the relevant product supplement and underlying supplement, Annex A to the prospectus addendum a nd "Selected Risk Considerations" in the relevant pricing supplement. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes o r p assed upon the accuracy or the adequacy of this document or the relevant product supplement, underlying supplement, prospectus supplement, p ros pectus and prospectus addendum. Any representation to the contrary is a criminal offense. J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com 5y Auto Callable J.P. Morgan Multi - Asset Index - Linked Notes North America Structured Investments Terms supplement to the prospectus dated April 13, 2023, the prospectus supplement dated April 13, 2023, the product suppleme nt no. 3 - I dated April 13, 2023, the underlying supplement no. 23 - I dated August 28, 2023 and the prospectus addendum dated June 3, 202 4 Registration Statement Nos. 333 - 270004 and 333 - 270004 - 01 Dated August 29, 2025 Rule 424(b)(3) Total Return at Maturity if not Automatically Called Total Return at Fourth Review Date* Total Return at Third Review Date* Total Return at First Review Date* Index Return at Review Date 60.00% 3 2 .00% 24.00% 8. 00% 60.00% 40.00% 3 2 .00% 24.00% 8. 00% 40.00% 20.00% 3 2 .00% 24.00% 8. 00% 20.00% 10.00% 3 2 .00% 24.00% 8. 00% 10.00% 5.00% 3 2 .00% 24.00% 8. 00% 5.00% 4 .00% 3 2 .00% 24.00% 8. 00% 4.00% 3.00% N/A 24.00% 8. 00% 3.00% 2.00% N/A N/A 8. 00% 2.00% 1.00% N/A N/A 8. 00% 1.00% 0.00% N/A N/A N/A 0.00% 0.00% N/A N/A N/A - 5.00% 0.00% N/A N/A N/A - 10.00% 0.00% N/A N/A N/A - 20.00% 0.00% N/A N/A N/A - 30.00% 0.00% N/A N/A N/A - 50.00% 0.00% N/A N/A N/A - 60.00% 0.00% N/A N/A N/A - 80.00% 0.00% N/A N/A N/A - 100.00% Hypothetical Examples of Amounts Payable upon Automatic Call or at Maturity** N/A – indicates that the notes would not be called on the applicable Review Date and no payment would be made for that date. * Reflects a Call Premium of 8. 00% per annum and the applicable maximum Call Values listed in the table to the left. The Call Premium will be provided in the pricing supplement and will not be less than 8. 00% per annum. The Call Values will be provided in the pricing supplement and will not be greater than the applicable maximum. ** Not all Review Dates are reflected. The hypothetical returns on the notes shown above apply only if you hold the notes for their entire term or until automatically called. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns would likely be lower. Call Premium* Call Value* Review Date At least 8. 00% At most 101.00% of the Initial Value First At least 1 6.00% At most 102.00% of the Initial Value Second At least 24.00% At most 103.00% of the Initial Value Third At least 3 2.00% At most 104.00% of the Initial Value Fourth

J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com Selected Risks • If the notes have not been automatically called, the notes may not pay more than the principal amount at maturity. • JPMorgan Chase & Co. is currently one of the companies that make up the S&P 500 ® Index, the reference index underlying the futures contracts included in one of the Equity Constituents. • The Index is subject to a 1.00% per annum daily deduction. • The Index involves risks associated with the Index’s momentum investment strategy, which may not be successful, and the Index may not approximate its initial volatility threshold or outperform an alternative strategy. • No interest payments or voting rights. • Our affiliate, J.P. Morgan Securities LLC (who we refer to as JPMS), the index sponsor and index calculation agent, may adjust the Index in a way that affects its level. Selected Risks (continued) • Any payment on the notes is subject to the credit risks of JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. Therefore the value of the notes prior to maturity will be subject to changes in the market’s view of the creditworthiness of JPMorgan Chase Financial Company LLC or JPMorgan Chase & Co. • Risks associated with non - U.S. securities market (including currency exchange risks), small capitalization stocks, fixed income securities (including interest rate - related and credit risks), commodity futures, crude oil, gold and the uncertain legal and regulatory regimes that govern commodity futures. • The Call Value for each Review Date is greater than the Initial Value and increases progressively over the term of the notes. • If the notes are automatically called, the appreciation potential of the notes is limited to the applicable Call Premium Amount paid on the notes. • The automatic call feature may force a potential early exit. • As a finance subsidiary, JPMorgan Chase Financial Company LLC has no independent operations and has limited assets. • Because the Index may include notional short positions, the notes may be subject to additional risks. • Changes in the values of Constituents may offset each other. • A significant portion of the Index’s exposure may be allocated to the Bond Constituents. • The Constituents are subject to significant risks associated with futures contracts. • Suspension or disruptions of market trading in futures contracts may adversely affect the value of the notes. • An increase in the margin requirements for futures contracts included in the Constituents may adversely affect the level of that Constituent. • Changes in future prices of the futures contracts included in the Constituents relative to their current prices could lead to a decrease in any payment on the notes. • We will have the right to adjust the timing and amount of any payment on the notes if a commodity hedging disruption event occurs. • The estimated value of the notes will be lower than the original issue price (price to public) of the notes. • The estimated value of the notes is determined by reference to an internal funding rate. • The estimated value of the notes does not represent future values and may differ from others’ estimates. • The value of the notes, which may be reflected in customer account statements, may be higher than the then current estimated value of the notes for a limited time period. • Lack of liquidity: JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. The price, if any, at which JPMS will be willing to purchase notes from you in the secondary market, if at all, may result in a significant loss of your principal. • Potential conflicts: We and our affiliates play a variety of roles in connection with the issuance of notes, including acting as calculation agent and hedging our obligations under the notes, and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set. It is possible that such hedging or other trading activities of J.P. Morgan or its affiliates could result in substantial returns for J.P. Morgan and its affiliates while the value of the notes declines. • The tax consequences of the notes may be uncertain. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes. Additional Information Any information relating to performance contained in these materials is illustrative and no assurance is given that any indic ati ve returns, performance or results, whether historical or hypothetical, will be achieved. These terms are subject to change, and J.P. Morgan undertakes no duty to update this information. This document shall be amended, superse ded and replaced in its entirety by a subsequent preliminary pricing supplement and/or pricing supplement, and the documents referred to therein. In the event any inconsistency between the information presented herein an d a ny such preliminary pricing supplement and/or pricing supplement, such preliminary pricing supplement and/or pricing supplement shall govern. Past performance, and especially hypothetical back - tested performance, is not indicative of future results. Actual performance m ay vary significantly from past performance or any hypothetical back - tested performance. This type of information has inherent limitations and you should carefully consider these limitations before placing reliance on s uch information. IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion o f U .S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Cha se & Co. of any of the matters addressed herein or for the purpose of avoiding U.S. tax - related penalties. Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisers as to these m att ers. This material is not a product of J.P. Morgan Research Departments. North America Structured Investments 5y Auto Callable J.P. Morgan Multi - Asset Index - Linked Notes The risks identified above are not exhaustive. Please see “Risk Factors” in the prospectus supplement and the applicable prod uct supplement and underlying supplement, Annex A to the prospectus addendum and “Selected Risk Considerations” in the applicable preliminary pricing supplement for additional information. Selected Benefits • The Index seeks to provide a dynamic and diversified asset allocation based on a momentum investment strategy, while attempting to maintain a stable level of volatility over time. The Index tracks the return of (a) a dynamic notional portfolio consisting of up to 10 excess return futures - based indices converted into U.S. dollars (in the case of Constituents not denominated in U.S. dollars), less (b) a 1.00% per annum daily deduction, with an initial volatility threshold of 4.0%. • The Constituents are as follows (see applicable underlying supplement and the preliminary pricing supplement for more information):